Exhibit 99.1

Walmart reports Q2 FY 16 EPS of $1.08, updates guidance
Walmart U.S. delivered 1.5% comps, and improved customer experience scores

Q2 diluted EPS from continuing operations was $1.08. Currency exchange rates negatively impacted EPS by approximately $0.04.
"We're pleased that the investments we've made are helping to improve our business. Even if it's not as fast as we would like, the fundamentals of serving our customers are consistently improving, and it's reflected in our comps and revenue growth. In this case, our desired changes require investments, which are pressuring earnings this year. We're confident that our strategic plan will create robust sustainable growth for shareholder returns over time."

Comp sales at Walmart U.S. increased 1.5%, driven by traffic of 1.3%. Neighborhood Market comps increased approximately 7.3%, with strong growth from new stores. Customer experience scores improved over last year.

Total revenue was $120.2 billion. On a constant currency basis, total revenue was $124.5 billion.
E-commerce sales globally increased approximately 16% on a constant currency basis. Gross merchandise value, or GMV, increased approximately 18% on a constant currency basis.
Q2 earnings were pressured by currency fluctuations, lower Walmart U.S. margins and investments in customer experience. Consolidated operating income declined 10%.
Walmart updated full year EPS guidance to a range of $4.40 to $4.70, from a previous range of $4.70 to $5.05. This range includes Q3 EPS guidance of $0.93 to $1.05.	Doug McMillon, President and CEO, Wal-Mart Stores, Inc.
(Amounts in billions, except as noted)

(Consolidated)

Revenue	Revenue ex. fx1	Operating income
+0.1%	+3.6%	-10.0%
	fx impact -$4.2 billion	-7.2%	ex. fx [1]
The company paid $1.6 billion in dividends and repurchased approximately 14 million shares for $1.0 billion.
Return on investment1 (ROI) for the trailing 12-months ended July 31, 2015 was 16.2%, compared to 16.7% for the prior comparable period. The decline in ROI was primarily due to continued capital investments, as well as our decrease in operating income.
Free cash flow1 was $5.1 billion for the six months ended July 31, 2015, compared to $6.8 billion in the prior year. The decrease in free cash flow was due to lower income from continuing operations and the timing of payments.

1 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	August 18, 2015	stock.walmart.com

(U.S.)

Net sales	Comp sales[1]		Operating income
+4.8%	Traffic: -1.1%	Traffic: 1.3%	-8.2%
	Ticket: 1.1%	Ticket: 0.2%
	E-commerce 30 bps	E-commerce 20 bps

Net sales	Net sales ex. fx2	Operating income
-9.6%	+2.8%	-14.2%
		-1.5%	ex. fx [2]

Net sales	Comp sales w/o fuel[1,2]		Operating income
-0.9%	Traffic: 0.3%	Traffic: 0.5%	-13.4%
2.8% ex. fuel [2]	Ticket: -0.3%	Ticket: 0.8%	-9.7%	ex. fuel [2]
	E-commerce 30 bps	E-commerce 60 bps
Consolidated membership and other income increased 13.9%, to $899 million during the second quarter. Other income primarily benefited from the gain on the sale of bank operations in Mexico.

1 13-week period ended July 31, 2015, compared to 13-week period ended Aug. 1, 2014.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	August 18, 2015	stock.walmart.com

"We continue to invest in our business to enhance the customer experience. Operating profit will be pressured for the remainder of the year, due to continued investments in store associate wages and additional hours, as well as headwinds from pharmacy reimbursements and ongoing shrink, primarily in Walmart U.S. In addition to these pressures on Walmart U.S. gross margin, we continue to be impacted by currency exchange fluctuations. We now expect our fiscal 2016 earnings per share to range between $4.40 and $4.70, including a range of $0.93 to $1.05 for the third quarter. The updated full year range includes the assumptions detailed below."

Charles Holley, Executive Vice President and CFO, Wal-Mart Stores, Inc.

EPS Q3 FY16	EPS FY16	Walmart U.S. comp[2]	Sam’s Club comp w/o fuel[1,2]
$0.93 - $1.05 LY: $1.15	$4.40 - $4.70 LY: $4.99	+1% to +2% LY: +0.5%	Flat to +2% LY: +0.4%

Assumptions for fiscal 2016 earnings per share guidance

•
The impact from investments in wages, training and additional hours in our stores and clubs will be approximately $0.24, including approximately $0.08 in the third quarter. Our decision to add associate store hours beyond our February plan is the primary driver.

•	The incremental investment in Global eCommerce is expected to range between $0.06 and $0.09.

•
Headwinds in our U.S. businesses from reduced pharmacy reimbursements rates, which are negatively impacting gross margins, and shifts in the mix of cash versus insurance transactions. Along with pharmacy headwinds, higher than expected ongoing shrink in Walmart U.S. will impact full year EPS by approximately $0.11, including approximately $0.03 in the third quarter.

•	Full year currency exchange rate impact is expected to be approximately $0.15, up $0.02 from last quarter's revised guidance of $0.13.

•	The range for our effective tax rate of 32 to 34 percent remains unchanged from our previous guidance.

Accounting for certain leases

The company has been engaged in a review of the accounting treatment of leases. As part of this ongoing global review, we are assessing our historical application of Accounting Standards Codification ("ASC") 840, Leases, regarding lessee involvement in the construction of leased assets. In a number of our leases, payments we make for certain structural components included in the lessor's construction of the leased assets will result in the company being deemed the owner of the leased assets for accounting purposes. For example, the company, due to its scale in purchasing certain structural components for stores under development, for some leases, pays for HVAC systems for leased stores to lower the overall cost of the lease. As a result, regardless of the significance of the payments, ASC 840 defines those payments as automatic indicators of ownership and requires us to capitalize the lessor's total project cost on our balance sheet with a corresponding financing obligation. Generally, in these situations, the company has not accounted for the total project costs of the lessor as owned assets.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ending Oct. 30, 2015, compared to 13-week period ended Oct. 31, 2014

NYSE: WMT	August 18, 2015	stock.walmart.com

As our review and assessment is in process, as of the date of this release, we are unable to provide reasonable estimates of the amounts of any error corrections. However, the primary impact of any cumulative error corrections, which would be non-cash adjustments, could result in a material increase to our fixed assets and related lease financing obligations on our balance sheets. In addition, based on the nature of these errors, we would not expect that any cumulative error corrections would be material to our income statements, although rent expenses would be re-characterized to depreciation and interest expense. We also do not anticipate any change in the net increase or decrease in cash and cash equivalents in our cash flow statements.

The company is working diligently to complete this lease accounting review and assessment, which requires a lease-by-lease review, and for which an update regarding the nature and magnitude of any error corrections, as well as the assessment of the effectiveness of internal control over financial reporting in this area, will be provided not later than the date on which the company files its Form 10-Q for the quarterly period ended July 31, 2015.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,532 stores under 72 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $485.7 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Carol Schumacher (479) 277-1498
Pauline Mohler (479) 277-0218

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders to review the business results, to provide strategic updates and to comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

###

NYSE: WMT	August 18, 2015	stock.walmart.com

Forward Looking Statements

This release contains statements as to Walmart management's guidance regarding the diluted earnings per share from continuing operations attributable to Walmart for the year ending Jan. 31, 2016 and the three months ending Oct. 31, 2015, the assumptions underlying such guidance described above under "Assumptions for fiscal 2016 earnings per share guidance," Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13 weeks ending Oct. 30, 2015, and management's expectations that Walmart's strategic plan will create robust sustainable growth for shareholder returns over time and Walmart's operating profit will be pressured for the remainder of the year ending Jan. 31, 2016 due to certain investments and expense headwinds and the effect on Walmart's balance sheets, income statements and cash flow statements of Walmart's review of the accounting treatment of leases. Walmart believes such statements are "forward-looking statements" as defined in, and they are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided and the underlying assumptions and management's expectations noted above as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•
factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	the availability of attractive e-commerce acquisition opportunities;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and changes in tax rates, trade restrictions and tariff rates;

•	the level of public assistance payments; and

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks.

Such risks, uncertainties and factors also include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart's quarterly reports on Form 10-Q and current reports on Form 8-K subsequently filed with the SEC. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecast or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)
Subject to Reclassification
Before Adjustments for Lease Accounting Corrections

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Dollars in millions, except per share data)	2015	2014	Percent Change	2015	2014	Percent Change
Revenues:
Net sales	$119,330	$119,336	0.0%	$233,332	$233,503	(0.1)%
Membership and other income	899	789	13.9%	1,723	1,582	8.9%
Total revenues	120,229	120,125	0.1%	235,055	235,085	0.0%
Costs and expenses:
Cost of sales	90,056	90,010	0.1%	176,539	176,724	(0.1)%
Operating, selling, general and administrative expenses	24,104	23,375	3.1%	46,767	45,428	2.9%
Operating income	6,069	6,740	(10.0)%	11,749	12,933	(9.2)%
Interest:
Debt	523	509	2.8%	1,046	1,040	0.6%
Capital lease and financing obligations	44	61	(27.9)%	364	122	198.4%
Interest income	(24)	(32)	(25.0)%	(43)	(56)	(23.2)%
Interest, net	543	538	0.9%	1,367	1,106	23.6%
Income from continuing operations before income taxes	5,526	6,202	(10.9)%	10,382	11,827	(12.2)%
Provision for income taxes	1,891	2,113	(10.5)%	3,464	4,027	(14.0)%
Income from continuing operations	3,635	4,089	(11.1)%	6,918	7,800	(11.3)%
Income from discontinued operations, net of income taxes	—	270	(100.0)%	—	285	(100.0)%
Consolidated net income	3,635	4,359	(16.6)%	6,918	8,085	(14.4)%
Consolidated net income attributable to noncontrolling interest	(160)	(266)	(39.8)%	(102)	(399)	(74.4)%
Consolidated net income attributable to Walmart	$3,475	$4,093	(15.1)%	$6,816	$7,686	(11.3)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,635	$4,089	(11.1)%	$6,918	$7,800	(11.3)%
Income from continuing operations attributable to noncontrolling interest	(160)	(166)	(3.6)%	(102)	(295)	(65.4)%
Income from continuing operations attributable to Walmart	$3,475	$3,923	(11.4)%	$6,816	$7,505	(9.2)%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.08	$1.22	(11.5)%	$2.11	$2.32	(9.1)%
Basic income per common share from discontinued operations attributable to Walmart	—	0.05	(100.0)%	—	0.06	(100.0)%
Basic net income per common share attributable to Walmart	$1.08	$1.27	(15.0)%	$2.11	$2.38	(11.3)%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.08	$1.21	(10.7)%	$2.11	$2.31	(8.7)%
Diluted income per common share from discontinued operations attributable to Walmart	—	0.05	(100.0)%	—	0.06	(100.0)%
Diluted net income per common share attributable to Walmart	$1.08	$1.26	(14.3)%	$2.11	$2.37	(11.0)%

Weighted-average common shares outstanding:
Basic	3,221	3,230		3,226	3,231
Diluted	3,231	3,241		3,237	3,244

Dividends declared per common share	$—	$—		$1.96	$1.92

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)
Subject to Reclassification
Before Adjustments for Lease Accounting Corrections

(Dollars in millions)	July 31,	January 31,	July 31,
ASSETS	2015	2015	2014
Current assets:
Cash and cash equivalents	$5,751	$9,135	$6,184
Receivables, net	5,275	6,778	6,146
Inventories	45,007	45,141	45,451
Prepaid expenses and other	2,099	2,224	1,851
Total current assets	58,132	63,278	59,632
Property and equipment:
Property and equipment	178,899	177,395	177,975
Less accumulated depreciation	(66,075)	(63,115)	(61,709)
Property and equipment, net	112,824	114,280	116,266
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	7,194	5,239	5,549
Less accumulated amortization	(3,507)	(2,864)	(3,092)
Property under capital lease and financing obligations, net	3,687	2,375	2,457

Goodwill	17,799	18,102	19,758
Other assets and deferred charges	6,178	5,455	5,649
Total assets	$198,620	$203,490	$203,762

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$1,725	$1,592	$3,516
Accounts payable	37,225	38,410	36,828
Dividends payable	3,162	—	3,100
Accrued liabilities	18,290	19,152	18,237
Accrued income taxes	373	1,021	511
Long-term debt due within one year	4,024	4,791	4,639
Capital lease and financing obligations due within one year	463	287	301
Total current liabilities	65,262	65,253	67,132

Long-term debt	38,581	40,889	42,801
Long-term capital lease and financing obligations	4,262	2,606	2,695
Deferred income taxes and other	8,391	8,805	8,311

Commitments and contingencies

Equity:
Common stock	321	323	323
Capital in excess of par value	1,979	2,462	2,208
Retained earnings	84,959	85,777	77,172
Accumulated other comprehensive income (loss)	(8,388)	(7,168)	(1,957)
Total Walmart shareholders’ equity	78,871	81,394	77,746
Nonredeemable noncontrolling interest	3,253	4,543	5,077
Total equity	82,124	85,937	82,823
Total liabilities and equity	$198,620	$203,490	$203,762

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
Subject to Reclassification
Before Adjustments for Lease Accounting Corrections

	Six Months Ended
	July 31,
(Dollars in millions)	2015	2014
Cash flows from operating activities:
Consolidated net income	$6,918	$8,085
(Income) loss from discontinued operations, net of income taxes	—	(285)
Income from continuing operations	6,918	7,800
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,658	4,527
Deferred income taxes	(396)	79
Other operating activities	532	667
Changes in certain assets and liabilities:
Receivables, net	683	704
Inventories	(227)	(403)
Accounts payable	(562)	(420)
Accrued liabilities	(860)	(596)
Accrued income taxes	(644)	(458)
Net cash provided by operating activities	10,102	11,900

Cash flows from investing activities:
Payments for property and equipment	(5,044)	(5,113)
Proceeds from the disposal of property and equipment	287	90
Proceeds from disposal of certain operations	246	671
Other investing activities	(91)	12
Net cash used in investing activities	(4,602)	(4,340)

Cash flows from financing activities:
Net change in short-term borrowings	274	(4,130)
Proceeds from issuance of long-term debt	42	4,565
Payments of long-term debt	(3,159)	(2,868)
Dividends paid	(3,157)	(3,094)
Purchase of Company stock	(1,283)	(933)
Dividends paid to noncontrolling interest	(434)	(339)
Purchase of noncontrolling interest	(847)	(1,720)
Other financing activities	(210)	(236)
Net cash used in financing activities	(8,774)	(8,755)

Effect of exchange rates on cash and cash equivalents	(110)	98

Net increase (decrease) in cash and cash equivalents	(3,384)	(1,097)
Cash and cash equivalents at beginning of year	9,135	7,281
Cash and cash equivalents at end of period	$5,751	$6,184

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income[1]
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2015	2014	Percent Change	2015	2014	Percent Change
Walmart U.S.	$73,959	$70,601	4.8%	$4,819	$5,252	-8.2%
Walmart International	30,637	33,872	-9.6%	1,277	1,489	-14.2%
Sam's Club	14,734	14,863	-0.9%	428	494	-13.4%
Corporate and support	—	—	0.0%	-455	-495	8.1%
Consolidated	$119,330	$119,336	0.0%	$6,069	$6,740	-10.0%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/31/2015	8/1/2014	7/31/2015	8/1/2014	7/31/2015	8/1/2014
Walmart U.S.	1.5%	0.0%	1.5%	0.0%	0.0%	0.0%
Sam's Club[2]	1.3%	0.0%	-2.3%	0.5%	-3.6%	0.5%
Total U.S.	1.5%	0.0%	0.9%	0.1%	-0.6%	0.1%

1 Before adjustments for lease accounting corrections.
2 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment (ROI) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 16.2 percent and 16.7 percent for the trailing 12 months ended July 31, 2015 and 2014, respectively. The decline in ROI was primarily due to continued capital investments, as well as our decrease in operating income.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets (ROA) to be the financial measure computed in accordance with generally accepted accounting principles (GAAP) that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		July 31,[1]
(Dollars in millions)		2015	2014
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$25,963	$26,590
+ Interest income		100	95
+ Depreciation and amortization		9,304	8,995
+ Rent		2,755	2,896
Adjusted operating income		$38,122	$38,576

Denominator
Average total assets of continuing operations[2]		$201,191	$202,261
+ Average accumulated depreciation and amortization[2]		67,192	61,328
- Average accounts payable[2]		37,027	36,765
- Average accrued liabilities[2]		18,264	18,427
+ Rent x 8		22,040	23,168
Average invested capital		$235,132	$231,565
Return on investment (ROI)		16.2%	16.7%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$15,932	$16,214
Denominator
Average total assets of continuing operations[2]		$201,191	$202,261
Return on assets (ROA)		7.9%	8.0%

	As of July 31,[1]
Certain Balance Sheet Data	2015	2014	2013
Total assets of continuing operations	$198,620	$203,762	$200,760
Accumulated depreciation and amortization	69,582	64,801	57,855
Accounts payable	37,225	36,828	36,701
Accrued liabilities	18,290	18,237	18,616

1 Before adjustments for lease accounting corrections.
2 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $5.1 billion and $6.8 billion for the six months ended July 31, 2015 and 2014, respectively. The decrease in free cash flow was due to lower income from continuing operations and the timing of payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2015	2014
Net cash provided by operating activities	$10,102	$11,900
Payments for property and equipment	(5,044)	(5,113)
Free cash flow	$5,058	$6,787

Net cash used in investing activities[1]	$(4,602)	$(4,340)
Net cash used in financing activities	$(8,774)	$(8,755)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended ended Jul. 31, 2015.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2015	Percent Change	2015	Percent Change	2015	Percent Change	2015	Percent Change
Total revenues:
As reported	$30,919	(9.4)%	$120,229	0.1%	$61,468	(8.0)%	$235,055	0.0%
Currency exchange rate fluctuations[1]	4,222		4,222		7,502		7,502
Constant currency total revenues	$35,141	2.9%	$124,451	3.6%	$68,970	3.2%	$242,557	3.2%

Net sales:
As reported	$30,637	(9.6)%	$119,330	0.0%	$60,915	(8.1)%	$233,332	(0.1)%
Currency exchange rate fluctuations[1]	4,173		4,173		7,429		7,429
Constant currency net sales	$34,810	2.8%	$123,503	3.5%	$68,344	3.1%	$240,761	3.1%

Operating income:
As reported	$1,277	(14.2)%	$6,069	(10.0)%	$2,347	(12.8)%	$11,749	(9.2)%
Currency exchange rate fluctuations[1]	189		189		322		322
Constant currency operating income	$1,466	(1.5)%	$6,258	(7.2)%	$2,669	(0.8)%	$12,071	(6.7)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment (Sam's Club) for the 13-week period ended Jul. 31, 2015 and Aug. 1, 2014, the projected comparable club sales of Sam's Club for the 13 weeks ending Oct. 30, 2015 and the comparable club sales of Sam's Club for the 13 weeks ended Oct. 31, 2014, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the percentage decrease in the net sales of Sam's Club for the three months ended Jul. 31, 2015 over the net sales of Sam's Club for the three months ended Jul. 31, 2014 in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the percentage decrease in the segment operating income of Sam's Club for the three months ended Jul. 31, 2015 over the segment operating income of Sam's Club for the three months ended Jul. 31, 2014, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending Oct. 31, 2015 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending Oct. 31, 2015 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

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